                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 3)

                    Under the Securities Exchange Act of 1934


                      The Major Automotive Companies, Inc.
                             ----------------------
                                (Name of issuer)

                          Common Stock, $.001 par value
                          ----------------------------
                         (Title of class of securities)

                                    560775108
                                   -----------
                                 (CUSIP number)

                                  June 7, 2001
                         -------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed: [ ] Rule 13d-1(b) [ ] Rule 13d-1(c) [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
1.   Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

          Bruce Bendell
-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group
                                                  (a)
                                                       ----------
                                                  (b)
                                                       ----------
-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

          United States

-------------------------------------------------------------------------------
Number of                          5    Sole Voting Power
Shares                                   3,168,642
Beneficially                            -------------------
Owned by                           6    Shared Voting Power
Each                                     5
Reporting                               -------------------
Person                             7    Sole Dispositive Power
With                                       3,168,642
                                        -------------------
                                   8    Shared Dispositive Power
                                         5
                                        --------------------
------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

          3,168,647
-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         --

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

         41.4%
-------------------------------------------------------------------------------
12.  Type of Reporting Person

         IN

Item 1(a).     NAME OF ISSUER:

          The Major Automotive Companies, Inc.

Item 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          43-40 Northern Boulevard, Long Island City, NY 11101

Item 2(a).     NAME OF PERSON FILING:

          Bruce Bendell

Item 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE,
               RESIDENCE:

          43-40 Northern Boulevard, Long Island City, NY 11101

Item 2(c).     CITIZENSHIP:

          United States

Item 2(d).     TITLE OF CLASS OF SECURITIES:

          Common Stock

Item 2(e):     CUSIP NUMBER:

          560775108

Item 3:   REPORTING PERSON:

          IN

Item 4.   OWNERSHIP (as of December 31, 2000):

         See responses to Items 5-11 on page 2 above.

         Does not include 458,500 shares held by Millenium III Trust, held for the benefit of Bruce Bendell and members of his immediate family as to which Mr. Bendell has neither dispositive nor voting power.

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          Not Applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP:

          Not Applicable

Item 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

Item 10.  CERTIFICATION:

          Not Applicable


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 8, 2001


                                                         /S/ BRUCE BENDELL
                                                         -----------------
                                                         Bruce Bendell